Exhibit 99

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of September 30, 2003

ARCH CAPITAL GROUP LTD. REPORTS 2003 THIRD QUARTER RESULTS

HAMILTON, BERMUDA, November 3, 2003 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income for the 2003 third quarter was $82.6 million, or $1.22 per share, compared to a net loss of $7.7 million, or $0.36 per share (as described below), for the 2002 third quarter.  Net income for the nine months ended September 30, 2003 was $196.9 million, or $2.91 per share, compared to $15.5 million, or $0.27 per share, for the nine months ended September 30, 2002.  The Company’s diluted book value per share increased by 15.2% to $24.43 at September 30, 2003 from $21.20 at December 31, 2002.  Net premiums written for the 2003 third quarter increased to $774.2 million from $318.7 million for the 2002 third quarter, and net premiums written for the nine months ended September 30, 2003 increased to $2.11 billion from $822.4 million for the nine months ended September 30, 2002.  The growth in net premiums written was due to substantial increases in business written by both the Company’s reinsurance and insurance segments.

The Company also reported after-tax operating income for the 2003 third quarter of $70.2 million, or $1.04 per share.  After-tax operating income for the 2002 third quarter was $22.5 million, or $1.04 per share.  The per share amounts for the 2002 third quarter were based on a significantly lower number of shares, as described below.  After-tax operating income for the nine months ended September 30, 2003 was $178.6 million, or $2.64 per share, compared to $46.3 million, or $0.82 per share, for the nine months ended September 30, 2002.  The Company’s after-tax operating income for the 2003 third quarter represented a 17.9% return on beginning equity, on an annualized basis.  Operating income, a non-GAAP measure, is defined as net income or loss before extraordinary items, excluding net realized investment gains or losses, net foreign exchange gains or losses, other income, reversal of deferred tax asset valuation allowances and non-cash compensation, net of tax.  See below for a further discussion of operating income and Regulation G.

The following table summarizes the Company’s underwriting results for the 2003 and 2002 periods.

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2003	2002	2003	2002

Gross premiums written	$928,243	$406,863	$2,464,348	$965,313
Net premiums written	774,167	318,684	2,111,032	822,420
Net premiums earned	608,956	183,979	1,522,263	364,965
Underwriting income	63,567	12,391	152,871	23,180

Combined ratio	89.8%	93.3%	90.2%	93.6%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of operating income to net income or loss.

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2003	2002	2003	2002

Operating income	$70,193	$22,452	$178,613	$46,334
Net realized investment gains (losses)	10,454	(732)	19,315	(1,505)
Net foreign exchange gains (losses)	3,708	(726)	6,519	2,518
Other income	355	200	1,707	1,384
Reversal of deferred tax asset valuation allowance	773	—	773	7,421
Non-cash compensation	(3,712)	(28,915)	(10,886)	(40,681)
Extraordinary gain – excess of fair value of acquired net assets over cost	816	—	816	—
Net income (loss)	$82,587	$(7,721)	$196,857	$15,471

Operating income	$1.04	$1.04	$2.64	$0.82
Net realized investment gains (losses)	0.15	(0.03)	0.29	(0.03)
Net foreign exchange gains	0.05	(0.03)	0.10	0.04
Other income	0.01	0.01	0.02	0.02
Reversal of deferred tax asset valuation allowance	0.01	—	0.01	0.13
Non-cash compensation	(0.05)	(1.35)	(0.16)	(0.71)
Extraordinary gain – excess of fair value of acquired net assets over cost	0.01	—	0.01	—
Net income (loss)	$1.22	$(0.36)	$2.91	$0.27

Diluted average shares outstanding (1)	67,774,722	21,497,224	67,539,330	57,200,973

(1)          The Company’s diluted average shares outstanding were higher in the 2003 periods compared to the 2002 periods primarily due to the issuance during 2002 of common shares in a stock offering and upon the exercise of warrants.  As a result of the acceleration of certain non-cash compensation expense, as described below, the Company sustained a net loss for the 2002 third quarter.  Accordingly, based on generally accepted accounting principles (“GAAP”), diluted net loss per share and diluted average shares outstanding do not include the impact of 39,304,796 shares of dilutive securities since the inclusion of such securities is anti-dilutive to per share results.  Since the Company reported net income for the nine months ended September 30, 2002, the computation of diluted average shares outstanding includes dilutive securities for such year-to-date period.

The underwriting income of the Company’s insurance and reinsurance subsidiaries increased to $63.6 million for the 2003 third quarter from $12.4 million for the 2002 third quarter.  For the nine months ended September 30, 2003, underwriting income was $152.9 million, compared to $23.2 million for the nine months ended September 30, 2002.  The increase in underwriting income in the 2003 periods was primarily due to a significantly higher level of net premiums earned.  In addition, the combined ratio of the Company’s insurance and reinsurance subsidiaries was 89.8% for the 2003 third quarter, compared to 93.3% for the 2002 third quarter, and 90.2% for the nine months ended September 30, 2003, compared to 93.6% for the nine months ended September 30, 2002.

The loss ratio of the Company’s insurance and reinsurance subsidiaries was 64.4% for the 2003 third quarter, compared to 65.3% for the 2002 third quarter.  The improvement in the loss ratio was primarily due to changes in the Company’s mix of business.  The loss ratio was 64.8% for the nine months ended September 30, 2003, compared to 68.8% for the nine months ended September 30, 2002.  The loss ratio of 64.8% for the nine months ended September 30, 2003 was comprised of 11.4 points of paid losses, 8.5 points related to reserves for reported losses and 44.9 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions.  The Company’s reserving method is primarily the expected loss method, which is commonly applied when limited loss experience exists.  Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that very limited historical information has been reported to the Company through September 30, 2003.

The total expense ratio of the Company’s insurance and reinsurance subsidiaries, which includes acquisition expenses and other operating expenses, was 25.4% for the 2003 third quarter, compared to 28.0% for the 2002 third quarter.  The total expense ratio for the nine months ended September 30, 2003 was 25.4%, compared to 24.8% for the nine months ended September 30, 2002.

The acquisition expense ratio of the Company’s insurance and reinsurance subsidiaries, which is reflected net of certain policy-related fee income, was 18.4% for the 2003 third quarter, compared to 19.8% for the 2002 third quarter, and 18.3% for the nine months ended September 30, 2003, compared to 15.7% for the nine months ended September 30, 2002.  The acquisition expense ratio fluctuates based on changes in the mix of business, as well as the amount of ceding commissions received from unaffiliated reinsurers and changes in the percentage of net premiums earned by the reinsurance segment relating to pro rata contracts.  Pro rata contracts are typically written at a lower loss ratio and higher expense ratio than excess of loss business.

The other operating expense ratio of the Company’s insurance and reinsurance subsidiaries was 7.0% for the 2003 third quarter, compared to 8.2% for the 2002 third quarter, and 7.1% for the nine months ended September 30, 2003, compared to 9.1% for the nine months ended September 30, 2002.  While aggregate other operating expenses were higher for the 2003 periods compared to the 2002 periods, the other operating expense ratio decreased primarily due to the significant growth in net premiums earned during the 2003 periods.

Net investment income for the 2003 third quarter was $20.5 million, compared to $14.9 million for the 2002 third quarter.  Net investment income for the nine months ended September 30, 2003 was $58.8 million, compared to $35.6 million for the nine months ended September 30, 2002.  The growth in net investment income in each of the 2003 periods was due to a significant increase in the Company’s invested assets primarily resulting from cash flow provided by operating activities during 2002 and 2003, which more than offset the effect of lower yields available in the financial markets in 2003 compared to 2002.  The Company’s investment portfolio mainly consists of high quality fixed income securities, which had an average Standard & Poor’s quality rating of “AA” and an average duration of 2.0 years at September 30, 2003.

Consolidated cash flow provided by operating activities for the 2003 third quarter was $478.2 million, compared to $228.5 million for the 2002 third quarter.  Operating cash flow for the nine months ended September 30, 2003 was approximately $1.15 billion, compared to $342.2 million for the nine months ended September 30, 2002.  The increase in cash flow in the 2003 periods compared to the 2002 periods was primarily due to the substantial growth in premium volume and a relatively low level of claim payments due, in part, to the start-up nature of the Company’s insurance and reinsurance operations.

The Company’s effective tax rate may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction.  The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any.  The Company’s tax provision for the nine months ended September 30, 2003 is based upon an expected annual effective tax rate of 11.4% on income before extraordinary items, excluding the reversal of a $773,000 deferred tax asset valuation allowance during the 2003 third quarter, and 11.5% on operating income.

Non-cash compensation primarily results from restricted shares granted in connection with the Company’s November 2001 capital infusion and underwriting initiative.  After-tax non-cash compensation expense for the

2003 third quarter was $3.7 million, compared to $28.9 million for the 2002 third quarter.  The 2002 third quarter amount reflected the accelerated vesting of certain restricted common shares granted to the chairman of the Company’s board of directors.  The accelerated recognition in the 2002 third quarter had no effect on the Company’s shareholders’ equity and had the effect of reducing non-cash compensation expense in subsequent periods.  After-tax non-cash compensation expense for the nine months ended September 30, 2003 was $10.9 million, compared to $40.7 million for the nine months ended September 30, 2002.  Absent significant additional restricted share grants, after-tax non-cash compensation expense during the 2003 fourth quarter is currently expected to be approximately $2.9 million.

The United States dollar is the functional currency for all of the Company’s business.  Net foreign exchange gains for the 2003 third quarter of $3,708,000 consisted of net unrealized gains of $3,212,000 and net realized gains of $496,000.  Net foreign exchange losses for the 2002 third quarter of $726,000 consisted of net unrealized losses of $2,352,000 and net realized gains of $1,626,000.  Net foreign exchange gains for the nine months ended September 30, 2003 of $6,519,000 consisted of net unrealized gains of $4,859,000 and net realized gains of $1,660,000.  Net foreign exchange gains for the nine months ended September 30, 2002 of $2,518,000 consisted of net unrealized gains of $911,000 and net realized gains of $1,607,000.

The Company recorded an extraordinary gain of $816,000 in the 2003 third quarter related to the acquisition of Personal Service Insurance Company (“PSIC”) in the 2002 fourth quarter.  The extraordinary gain represents an adjustment to the fair value of PSIC due to the recognition of deferred tax assets as a result of the acquisition.

In September 2003, the Company entered into a $300.0 million unsecured credit facility with a syndicate of banks led by JPMorgan and Banc of America.  The credit facility is in the form of a 364-day revolving credit agreement that may be converted by the Company into a two-year term loan at expiration.  On September 30, 2003, the Company borrowed $200.0 million under the credit facility at a fixed interest rate of approximately 2.44% through March 2004.  The proceeds from such borrowings were contributed to the Company’s subsidiaries to support their underwriting activities.

On November 3, 2003, the Company also filed a universal shelf registration statement with the Securities and Exchange Commission.  This registration statement, which replaces the Company’s previous shelf registration statement with an unused portion of approximately $309 million, will allow for the possible future offer and sale by the Company of up to $500 million of various types of securities, including unsecured debt securities, preference shares, common shares, warrants, share purchase contracts and units and depositary shares.  The shelf registration statement, once declared effective, will enable the Company to cost effectively and efficiently access public debt and/or equity capital markets in order to meet the Company’s future capital needs.  In addition, the registration statement will allow selling shareholders to resell up to an aggregate of 9,892,594 common shares that they own (or may acquire upon the conversion of outstanding preference shares or warrants) in one or more offerings from time to time.  The shareholders are registering their shares pursuant to existing registration rights principally granted in connection with the 2001 capital infusion.  The Company will not receive any proceeds from the shares offered by the selling shareholders.

The registration statement on Form S-3 relating to these securities has been filed with the Securities and Exchange Commission but is not yet effective. Securities described in the registration statement may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The Company’s shareholders’ equity increased to $1.64 billion at September 30, 2003, compared to $1.41 billion at December 31, 2002.  The increase in the Company’s shareholders’ equity and diluted per share book value was primarily attributable to the Company’s operating income for the nine months ended September 30,

2003.  The calculation of the Company’s book value per share amounts is included in the accompanying supplemental financial information.

The following table summarizes selected underwriting results by segment (amounts in thousands):

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

REINSURANCE SEGMENT

Gross premiums written (1)	$411,443	$215,326	$1,311,142	$660,526
Net premiums written	397,418	204,530	1,268,374	646,010
Net premiums earned	348,883	143,497	932,334	295,360
Underwriting income	38,960	12,961	106,277	27,199

Combined ratio	89.1%	91.0%	89.1%	90.8%

INSURANCE SEGMENT

Gross premiums written (1)	$558,863	$208,425	$1,283,776	$358,693
Net premiums written	376,749	114,154	842,658	176,410
Net premiums earned	260,073	40,482	589,929	69,605
Underwriting income (loss)	24,607	(570)	46,594	(4,019)

Combined ratio	90.5%	101.4%	92.1%	105.8%

TOTAL

Gross premiums written (1)	$928,243	$406,863	$2,464,348	$965,313
Net premiums written	774,167	318,684	2,111,032	822,420
Net premiums earned	608,956	183,979	1,522,263	364,965
Underwriting income	63,567	12,391	152,871	23,180

Combined ratio	89.8%	93.3%	90.2%	93.6%

(1)          Gross premiums written by the insurance segment have been ceded to, and are also included in the reinsurance segment’s gross premiums written.  Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written, as shown in the table above, due to the elimination of intersegment transactions in the total.

Gross premiums written in the reinsurance segment were $411.4 million for the 2003 third quarter, compared to $215.3 million for the 2002 third quarter, and $1.31 billion for the nine months ended September 30, 2003, compared to $660.5 million for the nine months ended September 30, 2002.  Net premiums written were $397.4 million for the 2003 third quarter, compared to $204.5 million for the 2002 third quarter, and $1.27 billion for the nine months ended September 30, 2003, compared to $646.0 million for the nine months ended September 30, 2002.  During the 2003 third quarter, the reinsurance segment significantly increased its quota share participation in an account included in its other specialty line of business retroactive to January 1, 2003.  As a result, net premiums written in the 2003 third quarter included approximately $20.0 million relating to the increased participation in such contract covering the first six months of 2003.

The timing of recording premiums written and earned for the reinsurance segment differs based on whether the contracts are recorded on an excess of loss or pro rata basis.  For excess of loss contracts, the minimum premium, as defined in the contract, is generally recorded as an estimate of premiums written as of the date of the treaty.  Estimates of premiums written under pro rata contracts are recorded in the period in which the underlying risks are expected to incept and are based on information provided by brokers and ceding companies.

Of reinsurance segment net premiums written in the 2003 third quarter, 81.7% and 18.3% were generated from pro rata contracts and excess of loss treaties, respectively, compared to 64.2% and 35.8% for the 2002 third quarter.  For the nine months ended September 30, 2003, 69.6% and 30.4% of net premiums written were generated from pro rata contracts and excess of loss treaties, respectively, compared to 50.2% and 49.8% for the nine months ended September 30, 2002.

Net premiums earned for the reinsurance segment were $348.9 million for the 2003 third quarter, compared to $143.5 million for the 2002 third quarter, and $932.3 million for the nine months ended September 30, 2003, compared to $295.4 million for the nine months ended September 30, 2002.  For the 2003 third quarter, 73.6% and 26.4% of net premiums earned were generated from pro rata contracts and excess of loss treaties, respectively, compared to 46.5% and 53.5% for the 2002 third quarter.  For the nine months ended September 30, 2003, 68.2% and 31.8% of net premiums earned were generated from pro rata contracts and excess of loss treaties, respectively, compared to 40.9% and 59.1% for the nine months ended September 30, 2002.

The reinsurance segment’s underwriting income increased to $39.0 million for the 2003 third quarter from $13.0 million for the 2002 third quarter.  For the nine months ended September 30, 2003, the reinsurance segment’s underwriting income increased to $106.3 million from $27.2 million for the nine months ended September 30, 2002.  The combined ratio for the reinsurance segment was 89.1% for the 2003 third quarter, compared to 91.0% for the 2002 third quarter, and 89.1% for the nine months ended September 30, 2003, compared to 90.8% for the nine months ended September 30, 2002.

The reinsurance segment’s loss ratio for the 2003 third quarter was 64.0%, compared to 62.9% for the 2002 third quarter, and 63.4% for the nine months ended September 30, 2003, compared to 67.1% for the nine months ended September 30, 2002.  The acquisition expense ratio for the 2003 third quarter was 22.6%, compared to 25.2% for the 2002 third quarter, and 23.3% for the nine months ended September 30, 2003, compared to 20.2% for the nine months ended September 30, 2002.  The reinsurance segment’s acquisition expense ratio fluctuates based on changes in the percentage of net premiums earned from pro rata contracts, as well as changes in the mix of business.  The other operating expense ratio for the 2003 third quarter was 2.5%, compared to 2.9% for the 2002 third quarter, and 2.4% for the nine months ended September 30, 2003, compared to 3.5% for the nine months ended September 30, 2002.  While aggregate other operating expenses were higher for the 2003 periods compared to the 2002 periods, the other operating expense ratio decreased primarily due to the significant growth in net premiums earned in the 2003 periods.

Gross premiums written in the insurance segment were $558.9 million for the 2003 third quarter, compared to $208.4 million for the 2002 third quarter, and $1.28 billion for the nine months ended September 30, 2003, compared to $358.7 million for the nine months ended September 30, 2002.  Net premiums written were $376.7 million for the 2003 third quarter, compared to $114.2 million for the 2002 third quarter, and $842.7 million for the nine months ended September 30, 2003, compared to $176.4 million for the nine months ended September 30, 2002.

During 2002, the insurance segment established new profit centers in various specialty lines and began writing business in these new areas of focus primarily during the last six months of the year.  The insurance segment also added a number of new accounts and significantly reduced the percentage of business ceded to unaffiliated reinsurers in its program business during 2002.  In addition to new business written in the 2003 third quarter and nine months ended September 30, 2003, premiums written in such periods also include the renewal of certain accounts initially written in 2002.  Accordingly, premiums written by the insurance segment for the 2003 periods are significantly higher than the comparable 2002 amounts.

Net premiums earned in the insurance segment were $260.1 million for the 2003 third quarter, compared to $40.5 million for the 2002 third quarter.  For the nine months ended September 30, 2003, net premiums earned were $589.9 million, compared to $69.6 million for the nine months ended September 30, 2002.

The insurance segment’s underwriting income was $24.6 million for the 2003 third quarter, compared to an underwriting loss of $570,000 for the 2002 third quarter.  For the nine months ended September 30, 2003, the insurance segment’s underwriting income increased to $46.6 million from an underwriting loss of $4.0 million for the nine months ended September 30, 2002.  The combined ratio for the insurance segment was 90.5% for the 2003 third quarter, compared to 101.4% for the 2002 third quarter, and 92.1% for the nine months ended September 30, 2003, compared to 105.8% for the nine months ended September 30, 2002.

The insurance segment’s loss ratio for the 2003 third quarter was 64.8%, compared to 73.9% for the 2002 third quarter, and 67.0% for the nine months ended September 30, 2003, compared to 75.8% for the nine months ended September 30, 2002.  The insurance segment’s acquisition expense ratio for the 2003 third quarter, which is reflected net of policy-related fee income, was 12.8%, compared to 0.6% for the 2002 third quarter, and 10.5% for the nine months ended September 30, 2003, compared to (3.0%) for the nine months ended September 30, 2002.  The increase in the acquisition expense ratio in the 2003 periods compared to the 2002 periods primarily resulted from the increased contribution of business from its new areas of focus.  The other operating expense ratio for the 2003 third quarter was 12.9%, compared to 26.9% for the 2002 third quarter, and 14.6% for the nine months ended September 30, 2003, compared to 33.0% for the nine months ended September 30, 2002.  While aggregate other operating expenses were higher for the 2003 periods compared to the 2002 periods, the other operating expense ratio decreased primarily due to the significant growth in net premiums earned in the 2003 periods.

The Company will hold a conference call for investors and analysts at 10:00 a.m. Eastern Time on November 4, 2003.  A live webcast of this call will be available at http://www.vcall.com/CEPage.asp?ID=84851 and will be archived on VCall’s website from 12:00 p.m. Eastern Time on November 4, 2003 through midnight Eastern Time on December 4, 2003. A telephone replay of the conference call also will be available beginning on November 4, 2003 at 12:00 p.m. Eastern Time until November 7, 2003 at midnight Eastern Time. To access the replay, domestic callers should dial 877-660-6853 (account 1628, confirmation number 79490), and international callers should dial 201-612-7415 (account 1628, confirmation number 79490).

Arch Capital Group Ltd., a Bermuda-based company with over $1.6 billion in equity capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission, and include:

•                       the Company’s ability to successfully implement its business strategy;

•                       acceptance of the Company’s products and services and security by brokers and insureds;

•                       acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators;

•                       general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                       competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                       the Company’s ability to successfully integrate new management and operating personnel and to establish and maintain operating procedures to effectively support its underwriting initiatives and to develop accurate actuarial data and develop and implement actuarial models and procedures;

•                       the loss of key personnel;

•                       the integration of businesses the Company has acquired or may acquire into its existing operations;

•                       estimates and judgments, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those for a mature company since very limited historical information has been reported to the Company through September 30, 2003;

•                       greater than expected loss ratios on business written by the Company and adverse development on reserves for losses and loss adjustment expenses related to business written by the Company;

•                       severity and/or frequency of losses;

•                       claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in the Company’s results of operations;

•                       acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                       losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale;

•                       availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                       the failure of reinsurers, managing general agents or others to meet their obligations to the Company;

•                       the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                       changes in accounting principles or the application of such principles by accounting firms or regulators;

•                       statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters (such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers); and

•                       rating agency policies and practices.

In addition, other general factors could affect the Company’s results, including: (a) developments in the world’s financial and capital markets and the Company’s access to such markets; (b) changes in regulation or tax laws applicable to the Company, its subsidiaries, brokers or customers; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company.  This presentation includes the use of operating income, which is defined as net income or loss before extraordinary items, excluding net realized investment gains or losses, net foreign exchange gains or losses, other income, reversal of deferred tax asset valuation allowances and non-cash compensation, net of tax.  The Company believes that net realized investment gains or losses, net foreign exchange gains or losses, other income, reversal of deferred tax asset valuation allowances and non-cash compensation for any particular period are not indicative of the performance of, or trends in, the Company’s business performance.  This presentation is a “non-GAAP financial measure” as defined in Regulation G.  The reconciliation of such measure to net income (the most directly comparable GAAP financial measure) in accordance with Regulation G is included herein.

Extraordinary items have been excluded from the non-GAAP financial measure due to their non-recurring nature.  In addition, although net realized investment gains or losses and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and market conditions.  Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization.  Due to these reasons, the Company excludes net realized investment gains or losses and net foreign exchange gains or losses from the calculation of operating income.  Other income is generated by certain of our privately held securities which are accounted for under the equity method of accounting.  The Company records a proportionate share of the investee company’s net income or loss based on its ownership percentage in such investment.  As this is a non-cash item which fluctuates based on the underlying results of the investee companies, the Company excludes other income from the calculation of operating income.  With respect to non-cash compensation, since these charges primarily relate to the Company’s capital raising activities during 2001 (and not its underlying insurance operations), the Company has excluded such charges from operating income.  Non-cash compensation also does not have any impact on the Company’s shareholders’ equity.

The Company believes that showing net income exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance.  The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group.  In this regard, the Company believes that providing only a GAAP presentation of net income makes it much more difficult for users of the Company’s financial information to evaluate the Company’s underlying business.  The Company believes that the equity analysts and certain rating agencies who follow the Company and the insurance industry as a whole exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

	(Unaudited)			(Unaudited)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002		2003	2002
Revenues
Net premiums written	$774,167	$318,684		$2,111,032	$822,420
Increase in unearned premiums	(165,211)	(134,705)		(588,769)	(457,455)
Net premiums earned	608,956	183,979		1,522,263	364,965
Net investment income	20,542	14,869		58,752	35,647
Net realized investment gains (losses)	11,366	(836)		21,454	175
Fee income	5,489	2,437		16,099	7,925
Other income	546	185		2,271	1,761
Total revenues	646,899	200,634		1,620,839	410,473

Expenses
Losses and loss adjustment expenses	391,974	120,120		986,435	250,964
Acquisition expenses	115,851	39,027		289,623	64,092
Other operating expenses	47,202	18,562		119,276	44,523
Net foreign exchange (gains) losses	(3,708)	726		(6,519)	(2,518)
Non-cash compensation	3,899	29,528		11,661	42,292
Total expenses	555,218	207,963		1,400,476	399,353

Income (Loss) Before Income Taxes and Extraordinary Item	91,681	(7,329)		220,363	11,120

Income tax expense (benefit)	9,910	392		24,322	(4,351)

Income (Loss) Before Extraordinary Item	81,771	(7,721)		196,041	15,471

Extraordinary gain – excess of fair value of net assets acquired over cost (net of $0 tax)	816	—		816	—

Net Income (Loss)	$82,587	$(7,721)		$196,857	$15,471

Net Income (Loss) Per Share Data
Basic:
Income (loss) before extraordinary item	$3.12	$(0.36)		$7.50	$0.84
Extraordinary gain	$0.03	—		$0.03	—
Net income	$3.15	$(0.36)		$7.53	$0.84

Diluted:
Income (loss) before extraordinary item	$1.21	$(0.36	)(1)	$2.90	$0.27
Extraordinary gain	$0.01	—		$0.01	—
Net income	$1.22	$(0.36	)(1)	$2.91	$0.27

Average Shares Outstanding
Basic	26,255,775	21,497,224		26,153,718	18,310,714
Diluted	67,774,722	21,497,224	)(1)	67,539,330	57,200,973

(1)          As a result of the net loss for the 2002 third quarter, diluted net loss per share and diluted average shares outstanding for the 2002 third quarter do not include the impact of dilutive securities since the inclusion of such securities would be anti-dilutive.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	(Unaudited)
	September 30, 2003	December 31, 2002
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: 2003, $2,830,110; 2002, $1,334,637)	$2,884,031	$1,382,104
Short-term investments available for sale, at fair value	397,641	480,541
Privately held securities (cost: 2003, $26,987; 2002, $31,630)	30,486	31,536
Total investments	3,312,158	1,894,181

Cash	55,888	91,717
Accrued investment income	23,146	17,127
Premiums receivable	596,137	343,716
Funds held by reinsureds	184,902	58,351
Unpaid losses and loss adjustment expenses recoverable	353,062	211,100
Paid losses and loss adjustment expenses recoverable	22,903	14,462
Prepaid reinsurance premiums	228,476	120,191
Goodwill and intangible assets	35,882	28,867
Deferred income tax asset	15,450	16,514
Deferred acquisition costs, net	281,770	148,960
Other assets	93,179	46,142
Total Assets	$5,202,953	$2,991,328

Liabilities
Reserve for losses and loss adjustment expenses	$1,555,256	$592,432
Unearned premiums	1,458,364	761,310
Reinsurance balances payable	110,931	89,191
Revolving credit agreement borrowings	200,000	—
Investment accounts payable	91,248	45,960
Other liabilities	150,915	91,191
Total Liabilities	3,566,714	1,580,084

Commitments and Contingencies

Shareholders’ Equity
Preferred shares ($0.01 par value, 50,000,000 shares authorized, issued: 2003 and 2002, 38,844,665)	388	388
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2003, 28,137,786; 2002, 27,725,334)	281	277
Additional paid-in capital	1,359,332	1,347,165
Deferred compensation under share award plan	(18,079)	(25,290)
Retained earnings	244,229	47,372
Accumulated other comprehensive income consisting of unrealized appreciation in value of investments, net of deferred income tax	50,088	41,332
Total Shareholders’ Equity	1,636,239	1,411,244
Total Liabilities and Shareholders’ Equity	$5,202,953	$2,991,328

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(in thousands)

	(Unaudited)
	Nine Months Ended September 30,
	2003	2002
Preference Shares
Balance at beginning of year	$388	$357
Preference shares issued	—	9
Balance at end of period	388	366

Common Shares
Balance at beginning of year	277	135
Common shares issued	4	141
Balance at end of period	281	276

Additional Paid-in Capital
Balance at beginning of year	1,347,165	1,039,887
Common shares issued	5,666	318,530
Exercise of stock options	6,068	—
Common shares retired	(794)	—
Other	1,227	240
Balance at end of period	1,359,332	1,358,657

Deferred Compensation Under Share Award Plan
Balance at beginning of year	(25,290)	(8,230)
Restricted common shares issued	(4,762)	(65,306)
Deferred compensation expense recognized	11,973	42,052
Balance at end of period	(18,079)	(31,484)

Retained Earnings (Deficit)
Balance at beginning of year	47,372	(11,610)
Net income	196,857	15,471
Balance at end of period	244,229	3,861

Accumulated Other Comprehensive Income
Unrealized Appreciation (Decline) in Value of Investments, Net of Deferred Income Tax
Balance at beginning of year	41,332	(170)
Change in unrealized appreciation (decline)	8,756	39,402
Balance at end of period	50,088	39,232

Total Shareholders’ Equity	$1,636,239	$1,370,908

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	(Unaudited)
	Nine Months Ended September 30,
	2003	2002
Comprehensive Income
Net income	$196,857	$15,471
Other comprehensive income, net of deferred income tax
Unrealized appreciation in value of investments:
Unrealized holding gains arising during period	28,071	37,897
Reclassification of net realized (gains) losses, net of tax, included in net income	(19,315)	1,505
Other comprehensive income	8,756	39,402
Comprehensive Income	$205,613	$54,873

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(Unaudited)
	Nine Months Ended September 30,
	2003	2002
Operating Activities
Net income	$196,857	$15,471
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized investment gains	(21,454)	(175)
Provision for non-cash compensation	11,661	42,292
Net unrealized foreign exchange gains	(4,859)	(911)
Excess of fair value of net assets acquired over cost	(816)	—
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	812,322	202,097
Unearned premiums, net of prepaid reinsurance premiums	588,769	457,164
Premiums receivable	(250,422)	(230,089)
Deferred acquisition costs	(132,810)	(99,495)
Funds held by reinsureds	(116,239)	(50,068)
Reinsurance balances payable	21,740	15,620
Accrued investment income	(5,986)	(9,024)
Paid losses and loss adjustment expenses recoverable	(8,441)	(17,354)
Deferred income tax asset	(1,934)	(1,267)
Other liabilities	65,032	36,292
Loan to Chairman	—	(13,530)
Other items, net	(7,331)	(4,789)
Net Cash Provided By Operating Activities	1,146,089	342,234
Investing Activities
Purchases of fixed maturity investments	(3,595,697)	(1,205,127)
Release of escrowed assets	—	(18,833)
Sales of fixed maturity investments	2,099,515	391,686
Sales of equity securities	7,801	13,726
Net sales of short-term investments	134,119	278,246
Acquisitions, net of cash	(11,774)	(2,513)
Purchases of furniture, equipment and other	(19,930)	(5,222)
Net Cash Used For Investing Activities	(1,385,966)	(548,037)
Financing Activities
Proceeds from common shares issued	4,843	253,459
Repurchase of common shares	(795)	—
Revolving credit agreement borrowings	200,000	—
Debt retirement and other	—	138
Net Cash Provided By Financing Activities	204,048	253,597
(Decrease) increase in cash	(35,829)	47,794
Cash beginning of year	91,717	9,970
Cash end of period	$55,888	$57,764
Income taxes paid, net	$28,399	$2,889
Interest paid	—	—

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(in thousands except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
Investment income yield (at amortized cost)	2003	2002	2003	2002
Pre-tax	2.8%	4.2%	3.0%	4.2%
After-tax	2.5%	4.1%	2.7%	3.7%

	(Unaudited)
Fixed Maturities and Short-term Investments	September 30, 2003	December 31, 2002
Average duration (in years)	2.0	2.1
Average credit quality (Standard & Poors)	AA	AA-

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Annualized operating return on beginning equity (1)	17.9%	7.2%	16.9%	6.1%

(1) Annualized operating return on beginning equity, a non-GAAP measure, equals annualized operating income divided by shareholders’ equity as of the beginning of the period.

Segment Information

The determination of the Company’s business segments is based on the manner in which the Company monitors the performance of its underwriting operations.  The Company classifies its businesses into two underwriting segments — reinsurance and insurance — and a corporate and other segment (non-underwriting).  The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment.  In addition, other revenue and expense items are not evaluated by segment.  Management measures segment performance based on underwriting income or loss.  The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements.  Inter-segment insurance business is allocated to the segment accountable for the underwriting results in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

The reinsurance segment consists of the Company’s reinsurance underwriting subsidiaries.  The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties.  Classes of business focused on include casualty, casualty clash, marine, aviation and space, non-traditional, other specialty, property catastrophe and property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata).

The insurance segment consists of the Company’s insurance underwriting subsidiaries which primarily write on a direct basis.  The insurance segment currently consists of eight product lines, including casualty, construction and surety, executive assurance, healthcare, professional liability, programs, property, and other (primarily non-standard auto, collateralized protection business and accident and health and corporate risk programs).

The corporate and other segment (non-underwriting) includes net investment income, other fee income and other expenses incurred by the Company, net realized investment gains or losses, net foreign exchange gains or losses and non-cash compensation.  The corporate and other segment also includes the results of the Company’s merchant banking operations.

The following tables set forth (i) underwriting income or loss by segment, together with a reconciliation of underwriting income or loss to net income, and (ii) net premiums written and earned for each major line of business and net premiums written by client location by segment.  Certain prior period information has been reclassified to conform to the current presentation.

	(Unaudited)
	Three Months Ended September 30, 2003
(in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$411,443	$558,863	$928,243
Net premiums written	397,418	376,749	774,167

Net premiums earned	$348,883	$260,073	$608,956
Policy-related fee income	—	3,583	3,583
Other underwriting-related fee income	1,369	—	1,369
Losses and loss adjustment expenses	(223,419)	(168,555)	(391,974)
Acquisition expenses, net	(79,011)	(36,840)	(115,851)
Other operating expenses	(8,862)	(33,654)	(42,516)
Underwriting income	$38,960	$24,607	63,567

Net investment income			20,542
Net realized investment gains			11,366
Other fee income, net of related expenses			537
Other income			546
Other expenses			(4,686)
Net foreign exchange gains			3,708
Non-cash compensation			(3,899)
Income before income taxes and extraordinary item			91,681
Income tax expense			(9,910)

Income before extraordinary item			81,771
Extraordinary gain, net of $0 tax expense			816

Net income			$82,587

Underwriting Ratios (2)
Loss ratio	64.0%	64.8%	64.4%
Acquisition expense ratio (3)	22.6%	12.8%	18.4%
Other operating expense ratio	2.5%	12.9%	7.0%
Combined ratio	89.1%	90.5%	89.8%

(1)          Gross premiums written by the insurance segment have been ceded to, and are also included in, the reinsurance segment’s gross premiums written.  Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above, due to the elimination of intersegment transactions in the total.

(2)          Underwriting ratios are calculated based on net premiums earned.

(3)          The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited)
	Three Months Ended September 30, 2002
(in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$215,326	$208,425	$406,863
Net premiums written	204,530	114,154	318,684

Net premiums earned	$143,497	$40,482	183,979
Policy-related fee income	—	2,570	2,570
Losses and loss adjustment expenses	(90,216)	(29,904)	(120,120)
Acquisition expenses, net	(36,212)	(2,815)	(39,027)
Other operating expenses	(4,108)	(10,903)	(15,011)
Underwriting income (loss)	$12,961	$(570)	12,391

Net investment income			14,869
Net realized investment losses			(836)
Other fee income, net of related expenses			(133)
Other income			185
Other expenses			(3,551)
Net foreign exchange losses			(726)
Non-cash compensation			(29,528)
Loss before income taxes			(7,329)
Income tax expense			(392)

Net loss			$(7,721)

Underwriting Ratios (2)
Loss ratio	62.9%	73.9%	65.3%
Acquisition expense ratio (3)	25.2%	0.6%	19.8%
Other operating expense ratio	2.9%	26.9%	8.2%
Combined ratio	91.0%	101.4%	93.3%

(1)          Gross premiums written by the insurance segment have been ceded to, and are also included in, the reinsurance segment’s gross premiums written.  Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above, due to the elimination of intersegment transactions in the total.

(2)          Underwriting ratios are calculated based on net premiums earned.

(3)          The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited)
	Nine Months Ended September 30, 2003
(in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$1,311,142	$1,283,776	$2,464,348
Net premiums written	1,268,374	842,658	2,111,032

Net premiums earned	$932,334	$589,929	$1,522,263
Policy-related fee income	—	10,358	10,358
Other underwriting-related fee income	5,097	—	5,097
Losses and loss adjustment expenses	(591,131)	(395,304)	(986,435)
Acquisition expenses, net	(217,379)	(72,244)	(289,623)
Other operating expenses	(22,644)	(86,145)	(108,789)
Underwriting income	$106,277	$46,594	152,871

Net investment income			58,752
Net realized investment gains			21,454
Other fee income, net of related expenses			644
Other income			2,271
Other expenses			(10,487)
Net foreign exchange gains			6,519
Non-cash compensation			(11,661)
Income before income taxes and extraordinary item			220,363
Income tax expense			(24,322)

Income before extraordinary item			196,041
Extraordinary gain, net of $0 tax expense			816

Net income			$196,857

Underwriting Ratios (2)
Loss ratio	63.4%	67.0%	64.8%
Acquisition expense ratio (3)	23.3%	10.5%	18.3%
Other operating expense ratio	2.4%	14.6%	7.1%
Combined ratio	89.1%	92.1%	90.2%

(1)          Gross premiums written by the insurance segment have been ceded to, and are also included in, the reinsurance segment’s gross premiums written.  Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above, due to the elimination of intersegment transactions in the total.

(2)          Underwriting ratios are calculated based on net premiums earned.

(3)          The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited)
	Nine Months Ended September 30, 2002
(in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$660,526	$358,693	$965,313
Net premiums written	646,010	176,410	822,420

Net premiums earned	$295,360	$69,605	$364,965
Policy-related fee income	—	6,505	6,505
Losses and loss adjustment expenses	(198,221)	(52,743)	(250,964)
Acquisition expenses, net	(59,699)	(4,393)	(64,092)
Other operating expenses	(10,241)	(22,993)	(33,234)
Underwriting income (loss)	$27,199	$(4,019)	23,180

Net investment income			35,647
Net realized investment gains			175
Other fee income, net of related expenses			(779)
Other income			1,761
Other expenses			(9,090)
Net foreign exchange gains			2,518
Non-cash compensation			(42,292)
Income before income taxes			11,120
Income tax benefit			4,351

Net income			$15,471

Underwriting Ratios (2)
Loss ratio	67.1%	75.8%	68.8%
Acquisition expense ratio (3)	20.2%	(3.0)%	15.7%
Other operating expense ratio	3.5%	33.0%	9.1%
Combined ratio	90.8%	105.8%	93.6%

(1)          Gross premiums written by the insurance segment have been ceded to, and are also included in, the reinsurance segment’s gross premiums written.  Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above, due to the elimination of intersegment transactions in the total.

(2)          Underwriting ratios are calculated based on net premiums earned.

(3)          The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited) Three Months Ended September 30,
	2003		2002
REINSURANCE SEGMENT (in thousands)	Amount	% of Total	Amount	% of Total

Major line of business:
Net premiums written
Casualty	$174,945	44.0%	$76,896	37.6%
Other specialty	107,638	27.1%	38,341	18.7%
Property excluding property catastrophe	76,996	19.4%	42,193	20.6%
Property catastrophe	21,872	5.5%	23,105	11.3%
Marine, aviation and space	14,548	3.7%	9,724	4.8%
Casualty clash	1,650	0.4%	3,661	1.8%
Non-traditional	(231)	(0.1)%	10,610	5.2%
Total	$397,418	100.0%	$204,530	100.0%

Net premiums earned
Casualty	$123,840	35.5%	$26,203	18.2%
Other specialty	83,984	24.1%	35,796	24.9%
Property excluding property catastrophe	81,645	23.4%	24,121	16.8%
Property catastrophe	24,408	7.0%	24,341	17.0%
Marine, aviation and space	18,333	5.2%	8,718	6.1%
Non-traditional	14,010	4.0%	20,305	14.2%
Casualty clash	2,663	0.8%	4,013	2.8%
Total	$348,883	100.0%	$143,497	100.0%

Client location:
Net premiums written
North America	$222,053	55.9%	$137,008	67.0%
Europe	102,685	25.8%	35,445	17.3%
Asia and Pacific	26,745	6.7%	5,474	2.7%
Bermuda	1,952	0.5%	16,782	8.2%
Other	43,983	11.1%	9,821	4.8%
Total	$397,418	100.0%	$204,530	100.0%

	(Unaudited) Nine Months Ended September 30,
	2003		2002
REINSURANCE SEGMENT (in thousands)	Amount	% of Total	Amount	% of Total

Major line of business:
Net premiums written
Casualty	$480,769	37.9%	$133,764	20.7%
Other specialty	311,579	24.6%	139,790	21.6%
Property excluding property catastrophe	258,844	20.4%	126,068	19.5%
Property catastrophe	93,982	7.4%	102,135	15.8%
Marine, aviation and space	60,318	4.8%	38,322	5.9%
Non-traditional	51,352	4.0%	89,341	13.9%
Casualty clash	11,530	0.9%	16,590	2.6%
Total	$1,268,374	100.0%	$646,010	100.0%

Net premiums earned
Casualty	$314,448	33.7%	$45,347	15.4%
Property excluding property catastrophe	213,396	22.9%	48,460	16.4%
Other specialty	204,572	21.9%	68,770	23.3%
Property catastrophe	81,653	8.8%	56,195	19.0%
Marine, aviation and space	55,604	6.0%	18,730	6.3%
Non-traditional	52,461	5.6%	47,768	16.2%
Casualty clash	10,200	1.1%	10,090	3.4%
Total	$932,334	100.0%	$295,360	100.0%

Client location:
Net premiums written
North America	$746,567	58.9%	$360,048	55.7%
Europe	272,015	21.4%	196,891	30.5%
Asia and Pacific	74,782	5.9%	22,325	3.5%
Bermuda	22,562	1.8%	35,554	5.5%
Other	152,448	12.0%	31,192	4.8%
Total	$1,268,374	100.0%	$646,010	100.0%

	(Unaudited) Three Months Ended September 30,
	2003		2002
INSURANCE SEGMENT (in thousands)	Amount	% of Total	Amount	% of Total

Major line of business:
Net premiums written
Programs	$116,172	30.8%	$23,106	20.2%
Casualty	68,788	18.3%	22,263	19.5%
Construction and surety	53,374	14.2%	11,055	9.7%
Property	42,770	11.3%	18,553	16.3%
Executive assurance	34,817	9.2%	15,388	13.5%
Professional liability	28,850	7.7%	5,492	4.8%
Healthcare	9,855	2.6%	3,453	3.0%
Other	22,123	5.9%	14,844	13.0%
Total	$376,749	100.0%	$114,154	100.0%

Net premiums earned
Programs	$81,712	31.4%	$8,581	21.2%
Casualty	46,660	17.9%	5,379	13.3%
Property	27,730	10.7%	5,312	13.1%
Construction and surety	25,672	9.9%	1,274	3.2%
Executive assurance	24,380	9.4%	5,392	13.3%
Professional liability	21,428	8.2%	1,593	3.9%
Healthcare	10,900	4.2%	327	0.8%
Other	21,591	8.3%	12,624	31.2%
Total	$260,073	100.0%	$40,482	100.0%

Client location:
Net premiums written
North America	$368,308	97.8%	$113,650	99.6%
Other	8,441	2.2%	504	0.4%
Total	$376,749	100.0%	$114,154	100.0%

	(Unaudited) Nine Months Ended September 30,
	2003		2002
INSURANCE SEGMENT (in thousands)	Amount	% of Total	Amount	% of Total

Major line of business:
Net premiums written
Programs	$263,748	31.3%	$31,802	18.0%
Casualty	169,115	20.1%	30,199	17.1%
Construction and surety	95,588	11.3%	13,698	7.8%
Executive assurance	80,583	9.6%	28,171	16.0%
Professional liability	77,538	9.2%	7,630	4.3%
Property	77,511	9.2%	23,683	13.4%
Healthcare	24,656	2.9%	3,453	2.0%
Other	53,919	6.4%	37,774	21.4%
Total	$842,658	100.0%	$176,410	100.0%

Net premiums earned
Programs	$182,872	31.0%	$13,564	19.5%
Casualty	108,671	18.4%	5,697	8.2%
Executive assurance	59,509	10.1%	7,159	10.3%
Property	57,349	9.7%	5,699	8.2%
Construction and surety	51,402	8.7%	1,593	2.3%
Professional liability	44,555	7.6%	1,910	2.7%
Healthcare	26,797	4.5%	327	0.5%
Other	58,774	10.0%	33,656	48.3%
Total	$589,929	100.0%	$69,605	100.0%

Client location:
Net premiums written
North America	$825,939	98.0%	$174,800	99.1%
Other	16,719	2.0%	1,610	0.9%
Total	$842,658	100.0%	$176,410	100.0%

Calculation of Book Value Per Share

The following actual book value per share calculations are based on shareholders’ equity of $1.64 billion and $1.41 billion at September 30, 2003 and December 31, 2002, respectively.  Book value per share excludes the effects of stock options and Class B warrants.

	(Unaudited)
	September 30, 2003		December 31, 2002
	Common Shares and Potential Common Shares	Cumulative Book Value Per Share	Common Shares and Potential Common Shares	Cumulative Book Value Per Share
Common shares (1)	28,137,786	$29.16	27,725,334	$21.48
Series A convertible preference shares	38,844,665	$24.43	38,844,665	$21.20
Common shares and potential common shares	66,982,451		66,569,999

(1) Book value per common share at September 30, 2003 and December 31, 2002 was determined by dividing (i) the difference between total shareholders’ equity and the aggregate liquidation preference of the Series A convertible preference shares of $815.7 million, by (ii) the number of common shares outstanding. Restricted common shares are included in the number of common shares outstanding as if such shares were issued on the date of grant.

Pursuant to the subscription agreement entered in connection with the November 2001 capital infusion (the “Subscription Agreement”), a post-closing purchase price adjustment will be calculated as soon as practicable following November 2003 based on an adjustment basket. The adjustment basket will be equal to (1) the difference between value realized upon sale and the GAAP book value at the closing of the capital infusion (November 2001) (as adjusted based on a pre-determined growth rate) of agreed upon non-core businesses; plus (2) the difference between GAAP net book value of the Company’s insurance balances attributable to the Company’s core insurance operations with respect to any policy or contract written or having a specified effective date at the time of the final adjustment and those balances at the closing; minus (3) reductions in book value arising from costs and expenses relating to the transaction provided under the Subscription Agreement, actual losses arising out of breach of representations under the Subscription Agreement and certain other costs and expenses.  If the adjustment basket is less than zero, the Company will issue additional preference shares to the investors based on the decrease in value of the components of the adjustment basket. If the adjustment basket is greater than zero, the Company is allowed to use cash in an amount based on the increase in value of the components of the adjustment basket to repurchase common shares (other than any common shares issued upon conversion of the preference shares or exercise of the Class A warrants).  In addition, on the fourth anniversary of the closing, there will be a calculation of a further adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between the Company and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.